EXHIBIT 99.1

Forterra Announces Second Quarter 2020 Results

Irving, TX - GLOBE NEWSWIRE - July 27, 2020 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended June 30, 2020.

Second Quarter 2020 Highlights

•	Increased net sales by 3.9% to $426.2 million as compared to $410.2 million in the prior year quarter

•	Increased gross profit by 23.0% to $105.6 million as compared to $85.8 million in the prior year quarter and improved gross profit margin by 390 basis points year-over-year

•	Net income increased to $27.1 million compared to $3.0 million in the prior year quarter

•	Adjusted EBITDA[1] increased to $85.9 million as compared to $62.5 million in the prior year quarter, and Adjusted EBITDA margin[1] improved by 490 basis points year-over-year

•	During the first half of 2020, improved operating cash flow by $67.5 million and free cash flow[1] by $93.6 million year-over-year

•	Repaid $180 million in precautionary first quarter revolver borrowings and amended revolving credit facility to increase borrowing capacity to $350 million and extend maturity to 2025

•	Completed offering of $500 million senior secured notes due 2025 and used net proceeds to repay a portion of term loan in July

•	Net Leverage Ratio[2] reduced to 5.0x from 7.9x a year ago

Forterra CEO Karl Watson, Jr. commented, “Our company performed well in this challenging market environment associated with the COVID-19 pandemic.  We continue to demonstrate the operating and financial durability of our business as well as our ability to achieve higher profitability and cash flow. Second quarter revenues were within the range of the preliminary guidance that we provided last month, while Adjusted EBITDA slightly exceeded our estimate. Importantly, we were able to continue to expand our gross profit margins, Adjusted EBITDA margins, and generate higher operating cash flow compared to the prior year period. These results reflect our continued progress towards earning a full and fair return on the products we produce and the capital we have deployed.”

1 A reconciliation of non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, net debt, and free cash flow, to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.
2 Ratio represents net debt divided by adjusted EBITDA for the prior twelve-month period. Net debt and adjusted EBITDA are non-GAAP measures and a reconciliation thereof to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.

EXHIBIT 99.1

“As financial markets started to show some stability and demand for our products persisted, we repaid the $180 million precautionary borrowings under our ABL revolving credit facility. In addition, we amended our ABL revolving credit facility to increase the capacity from $300 million to $350 million and extend the maturity from 2021 to 2025. Lastly, we recently issued $500 million of senior secured notes that are due in 2025 and used the net proceeds to repay a portion of our term loan. These transactions increase our liquidity and extend our debt maturities, providing us additional flexibility.”

Mr. Watson continued, “While there is still great uncertainty around demand, the shape of economic recovery and the continuing impact of the pandemic, we are encouraged by the results we have achieved during the first half of the year. We remain focused on our five improvement pillars: Health and Safety; Plant-Level Operational Discipline; Enhanced Commercial Capabilities; Working Capital Efficiency; and G&A effectiveness. By focusing on these five pillars, we intend to keep our team members safe, further expand unit margins, decrease working capital investment, and use the increased cash flow to reduce our debt.”

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial and Operational Statistics:

($ in millions)	Q2 2020	Q2 2019

Net Sales	$235.6	$241.7
Gross Profit	61.4	57.7
EBITDA	57.4	49.0
Adjusted EBITDA[1]	58.8	52.4
Gross Profit Margin	26.1%	23.9%
Adjusted EBITDA Margin[1]	24.9%	21.7%
Drainage net sales decreased slightly by 2.5% to $235.6 million, compared to $241.7 million in the prior year quarter. The decrease in net sales was driven by lower shipment volumes primarily due to certain temporary project delays in the early stages of the COVID-19 pandemic, partially offset by higher average selling prices.

Drainage gross profit and gross profit margin were $61.4 million and 26.1%, compared to $57.7 million and 23.9%, respectively, in the prior year quarter. Higher average selling prices and manufacturing efficiencies, partially offset by increased input costs, resulted in gross profit margin improvement year over year. Consequently, Drainage EBITDA, Adjusted EBITDA1 and Adjusted EBITDA margin1 were $57.4

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million, $58.8 million and 24.9%, respectively, as compared to the prior year quarter of $49.0 million, $52.4 million and 21.7%, respectively.

Water Pipe & Products (“Water”) - Key Financial and Operational Statistics:

($ in millions)	Q2 2020	Q2 2019

Net Sales	$190.6	$168.5
Gross Profit	44.2	28.1
EBITDA	39.7	25.0
Adjusted EBITDA[1]	42.7	25.4
Gross Profit Margin	23.2%	16.7%
Adjusted EBITDA Margin[1]	22.4%	15.1%
Water net sales increased by 13.1% to $190.6 million, compared to $168.5 million in the prior year quarter. The increase in net sales was primarily driven by higher average selling price while shipment volumes were relatively flat year-over-year.

Water gross profit and gross profit margin increased to $44.2 million and 23.2%, respectively, compared to $28.1 million and 16.7%, respectively, in the prior year quarter. Water EBITDA, Adjusted EBITDA1 and Adjusted EBITDA margin1 increased to $39.7 million, $42.7 million and 22.4%, respectively, compared to $25.0 million, $25.4 million and 15.1%, respectively, in the prior year quarter. The improvements in gross profit, gross profit margin, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin were primarily driven by higher average selling prices, also aided by lower raw material costs.

Corporate and Other (“Corporate”) - Second Quarter 2020 Results
Corporate EBITDA and Adjusted EBITDA1 losses were $20.5 million and $15.6 million, respectively, in the second quarter of 2020 compared to $20.0 million and $15.4 million, respectively, in the prior year quarter.  The Company remains focused on lowering corporate overhead expenses as a percentage of sales.

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Balance Sheet, Liquidity and Cash Flow
Balance sheet, liquidity and cash flow were improved during the first six months of 2020 as compared to prior year, as the tables below summarize:

Cash and Debt Balance ($ in millions)	June 30, 2020	December 31, 2019	June 30, 2019

Cash and cash equivalents	$52.5	$34.8	$16.8
Outstanding borrowings under revolving credit facility	—	—	39.0
Outstanding term loan balance	1,101.6	1,123.4	1,216.6

Cash Flow Information ($ in millions)	Six Months Ended June 30,
	2020	2019

Operating cash inflow (outflow)	$40.2	$(27.3)
Investing cash inflow (outflow)	1.5	(24.5)
Financing cash inflow (outflow)	(23.6)	32.4
Free cash inflow (outflow)[1]	41.7	(51.9)

During the second quarter, the Company fully repaid the $180 million previously borrowed under its revolving credit facility. In addition, in June 2020, the Company amended its revolving credit facility by (i) increasing the size of the revolving credit facility from $300 million to $350 million of aggregate commitments, (ii) extending the maturity date to June 17, 2025, and (iii) modifying the interest rates on outstanding borrowings to reflect current market conditions. As of June 30, 2020, there were no outstanding borrowings under the revolving credit facility and available borrowing capacity was $261.9 million. Given the improvements in cash generation and liquidity, the Company has resumed capital projects that had been put on hold during the second quarter and now expects full year capital expenditures in the range of $35 million to $45 million.

In July 2020, the Company completed the offering of $500 million senior secured notes at an annual interest rate of 6.5%. The senior secured notes have a five-year term and will mature in July 2025. Net proceeds of $492.5 million from this offering were utilized to repay a portion of the Company’s term loan. During the second quarter, the Company continued voluntary prepayments of its term loan in the amount of $10.5 million. Subsequent to the repayment and other second quarter repayments, the term loan now has a balance of $609.1 million that will mature in October 2023.

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The Company’s net leverage ratio2 as of June 30, 2020 was 5.0x, compared to 6.1x at December 31, 2019 and 7.9x at June 30, 2019, and the Company remains committed to its communicated plan to reduce leverage to between 3.0x and 3.5x over the next several years.

Outlook
Regarding the Company’s outlook, Mr. Watson stated, “While we are pleased with the robust quarterly results, our visibility into the remainder of 2020 and beyond is still clouded by the uncertainly surrounding the impact of the COVID-19 pandemic with respect to sales volumes, funding of projects, and the overall economy. Based on recent trends in our backlogs, along with other factors, we expect shipment volumes in the second half of the year to continue to be lower than the prior year level as they were during the first half. That said, we believe we are favorably positioned to confront any future market challenges just as we have this quarter.”

Conference Call and Webcast Information
Forterra will host a conference call to review its second quarter 2020 results on July 28 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 2745607. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast which is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and scale help make it a preferred supplier for water-related pipe and products, serving a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times

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at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements include risks and uncertainties relating to the impacts of the COVID-19 pandemic; the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; our current dispute with HeidelbergCement related to the payment of an earnout; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject to; our dependence on key executives and key management personnel; our ability, or that of the customers with which we work, to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents and additional factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net sales	$426,186	$410,219	$757,062	$702,077
Cost of goods sold	320,607	324,405	592,741	574,458
Gross profit	105,579	85,814	164,321	127,619
Selling, general & administrative expenses	(53,283)	(58,640)	(107,523)	(110,031)
Impairment and exit charges	(265)	(582)	(1,089)	(813)
Other operating income, net	(1,001)	(376)	(671)	203
	(54,549)	(59,598)	(109,283)	(110,641)
Income from operations	51,030	26,216	55,038	16,978

Other income (expense)
Interest expense	(19,702)	(25,783)	(40,447)	(50,448)
Gain on extinguishment of debt	116	—	66	—
Earnings from equity method investee	3,126	3,402	5,925	4,969
Income (loss) before income taxes	34,570	3,835	20,582	(28,501)
Income tax (expense) benefit	(7,455)	(881)	(7,533)	6,416
Net income (loss)	$27,115	$2,954	$13,049	$(22,085)

Earnings (loss) per share:
Basic	$0.42	$0.05	$0.20	$(0.34)
Diluted	$0.40	$0.05	$0.19	$(0.34)

Weighted average common shares outstanding:
Basic	65,093	64,142	64,948	64,073
Diluted	67,191	64,464	67,458	64,073

EXHIBIT 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$52,506	$34,800
Receivables, net	271,601	205,801
Inventories	238,835	238,483
Prepaid expenses	12,334	11,021
Other current assets	4,794	8,890
Total current assets	580,070	498,995
Non-current assets
Property, plant and equipment, net	446,974	475,575
Operating lease right-of-use assets	57,444	60,253
Goodwill	508,182	508,826
Intangible assets, net	121,978	142,674
Investment in equity method investee	51,459	50,034
Other long-term assets	5,390	3,701
Total assets	$1,771,497	$1,740,058

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$122,715	$102,426
Accrued liabilities	97,434	88,839
Deferred revenue	10,558	9,527
Current portion of long-term debt	12,510	12,510
Current portion of tax receivable agreement	13,145	13,145
Total current liabilities	256,362	226,447
Non-current liabilities
Long term debt	1,067,682	1,085,793
Long-term finance lease liabilities	138,449	137,365
Long-term operating lease liabilities	52,518	54,411
Deferred tax liabilities	30,745	28,929
Other long-term liabilities	26,105	21,906
Long-term tax receivable agreement	64,240	64,240
Total liabilities	1,636,101	1,619,091
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 65,211 and 64,741 shares issued and outstanding	19	19
Additional paid-in-capital	249,695	244,372
Accumulated other comprehensive loss	(11,006)	(7,063)
Retained deficit	(103,312)	(116,361)
Total shareholders' equity	135,396	120,967
Total liabilities and shareholders' equity	$1,771,497	$1,740,058

EXHIBIT 99.1

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six months ended
	June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net income (loss)	$13,049	$(22,085)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation & amortization expense	44,907	48,782
Loss on disposal of property, plant and equipment	1,353	1,033
Gain on extinguishment of debt	(66)	—
Amortization of debt discount and issuance costs	3,730	4,013
Stock-based compensation expense	5,471	2,661
Write-off of debt discount and issuance costs	376	—
Earnings from equity method investee	(5,925)	(4,969)
Distributions from equity method investee	4,500	1,500
Unrealized loss on derivative instruments, net	921	5,024
Unrealized foreign currency loss / (gain), net	212	(93)
Provision (recoveries) for doubtful accounts	80	(194)
Deferred taxes	1,816	(9,566)
Other non-cash items	2,088	919
Change in assets and liabilities:
Receivables, net	(66,160)	(67,813)
Inventories	(945)	(5,734)
Other current assets	2,435	(641)
Accounts payable and accrued liabilities	27,950	13,066
Other assets & liabilities	4,447	6,775
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	40,239	(27,322)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(9,054)	(34,051)
Proceeds from sale of fixed assets	10,590	9,509
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,536	(24,542)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of debt issuance costs	(1,734)	—
Payments on term loans	(21,368)	(6,255)
Proceeds from revolver	180,000	54,000
Payments on revolver	(180,000)	(15,000)
Other financing activities	(454)	(395)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(23,556)	32,350
Effect of exchange rate changes on cash	(513)	512
Net change in cash and cash equivalents	17,706	(19,002)
Cash and cash equivalents, beginning of period	34,800	35,793
Cash and cash equivalents, end of period	$52,506	$16,791

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$33,134	$38,835
Income taxes paid (refunds received), net	(241)	3,911

EXHIBIT 99.1

Non-GAAP Measures
(unaudited)

Reconciliation of Non-GAAP Measures
In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any

EXHIBIT 99.1

other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

This release also presents both GAAP and non-GAAP financial measures on a last twelve month (“LTM”) basis. LTM information corresponding to fiscal years (i.e., the periods ended Q4 2018 and Q4 2019) reflects our audited historical results for such fiscal years presented in accordance with GAAP. Information presented for other LTM periods (i.e., the periods ended Q1 2019, Q2 2019, Q3 2019, Q1 2020, and Q2 2020) reflect unaudited trailing four quarter financial information calculated by starting with the results from the most recent audited fiscal year included in such LTM period and then (x) adding quarterly information for subsequent fiscal quarters and (y) subtracting quarterly information for the corresponding prior year period. For example, LTM Q2 2020 has been calculated by starting with the data from the twelve months ended Q4 2019 and then adding data for the six months ended Q2 2020, followed by subtracting data for the six months ended Q2 2019. This release is not in accordance with GAAP. However, we believe this information is useful to investors as we use it to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use such LTM financial data to test compliance with covenants under our debt facilities. This presentation has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Please see our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the relevant periods for the historical amounts used to calculate the LTM information presented.

This release also includes free cash flow, a non-GAAP liquidity measure that represents cash flow from operating activities, less capital expenditure, net of proceeds from asset disposals. Management uses free cash flow, and ratios based on it, as one of the means by which it assesses available liquidity for strategic opportunities and other discretionary investment, and it is, therefore, useful to investors in evaluating our business using the same measures as management. Free cash flow is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our operating results and our ability to generate cash without incurring additional financing. Free cash flow does, however, have certain limitations due to the fact that it does not represent the total increase or

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decrease in the cash, cash equivalents and investments balance for the period nor does it represent the residual cash flow available for discretionary expenditures. Therefore, free cash flow should not be considered as an alternative to, or in isolation from, net cash flows from operating activities or any other measure of cash flow calculated in accordance with GAAP.

This release also includes Net debt, a non-GAAP measure that represents the sum of long-term debt, the current portion of long-term debt, debt issuance cost and original issue discount and finance lease liabilities less cash and cash equivalents. Management uses net debt as one of the means by which it assesses financial leverage, and it is therefore useful to investors in evaluating our business using the same measures as management. Net debt is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our business. Net debt does however have certain limitations and should not be considered as an alternative to or in isolation from long-term debt or any other measure calculated in accordance with GAAP.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using non-GAAP measures as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

EXHIBIT 99.1

Reconciliation of net income (loss) to Adjusted EBITDA
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net income (loss)	$27,115	$2,954	$13,049	$(22,085)
Interest expense	19,702	25,783	40,447	50,448
Depreciation and amortization	22,406	24,390	44,907	48,782
Income tax (benefit) expense	7,455	881	7,533	(6,416)
EBITDA[1]	76,678	54,008	105,936	70,729
Loss on sale of property, plant & equipment, net	1,317	1,086	1,353	1,033
Gain on extinguishment of debt	(116)	—	(66)	—
Impairment and exit charges[2]	1,356	582	2,180	813
Transaction costs[3]	3,036	854	4,494	1,274
Inventory step-up impacting margin[4]	—	185	—	278
Non-cash compensation[5]	2,607	1,132	5,471	2,661
Other[6]	—	3,628	—	3,628
Earnings from equity method investee[7]	(3,126)	(3,402)	(5,925)	(4,969)
Pro-rata share of Adjusted EBITDA from equity method investee[8]	4,102	4,396	7,874	6,932
Adjusted EBITDA	$85,854	$62,469	$121,317	$82,379
Adjusted EBITDA margin	20.1%	15.2%	16.0%	11.7%
Gross profit	105,579	85,814	$164,321	$127,619
Gross profit margin	24.8%	20.9%	21.7%	18.2%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

[6]	Other includes one-time charges such as executive severance costs.

[7]	Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.

[8]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

EXHIBIT 99.1

Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in thousands)

Three months ended June 30, 2020	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$57,414	$39,717	$(20,453)	$76,678
(Gain) loss on sale of property, plant & equipment, net	(338)	1,655	—	1,317
Gain on extinguishment of debt	—	—	(116)	(116)
Impairment and exit charges[2]	—	1,356	—	1,356
Transaction costs[3]	—	—	3,036	3,036
Inventory step-up impacting margin[4]	—	—	—	—
Non-cash compensation[5]	321	397	1,889	2,607
Other[6]	401	(401)	—	—
Earnings from equity method investee[7]	(3,126)	—	—	(3,126)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	4,102	—	—	4,102
Adjusted EBITDA	$58,774	$42,724	$(15,644)	$85,854
Adjusted EBITDA margin	24.9%	22.4%	NM	20.1%

Net sales	$235,596	$190,590	$—	$426,186
Gross profit	61,393	44,185	1	105,579

Three months ended June 30, 2019	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$48,997	$24,973	$(19,962)	$54,008
Loss on sale of property, plant & equipment, net	915	171	—	1,086
Impairment and exit charges[2]	79	503	—	582
Transaction costs[3]	—	—	854	854
Inventory step-up impacting margin[4]	185	—	—	185
Non-cash compensation[5]	820	196	116	1,132
Other[6]	401	(401)	3,628	3,628
Earnings from equity method investee[7]	(3,402)	—	—	(3,402)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	4,396	—	—	4,396
Adjusted EBITDA	$52,391	$25,442	$(15,364)	$62,469
Adjusted EBITDA margin	21.7%	15.1%	NM	15.2%

Net sales	$241,680	$168,539	$—	$410,219
Gross profit	57,717	28,147	(50)	85,814

EXHIBIT 99.1

Six months ended June 30, 2020	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$83,466	$62,590	$(40,120)	$105,936
(Gain) loss on sale of property, plant & equipment, net	(414)	1,736	31	1,353
Gain on extinguishment of debt	—	—	(66)	(66)
Impairment and exit charges[2]	—	2,180	—	2,180
Transaction costs[3]	—	—	4,494	4,494
Inventory step-up impacting margin[4]	—	—	—	—
Non-cash compensation[5]	1,022	582	3,867	5,471
Other[6]	802	(802)	—	—
Earnings from equity method investee[7]	(5,925)	—	—	(5,925)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	7,874	—	—	7,874
Adjusted EBITDA	$86,825	$66,286	$(31,794)	$121,317
Adjusted EBITDA margin	21.4%	18.9%	NM	16.0%

Net sales	$405,830	$351,232	$—	$757,062
Gross profit	93,948	70,345	28	164,321

Six months ended June 30, 2019	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$74,063	$33,714	$(37,048)	$70,729
Loss on sale of property, plant & equipment, net	775	258	—	1,033
Impairment and exit charges[2]	102	711	—	813
Transaction costs[3]	—	—	1,274	1,274
Inventory step-up impacting margin[4]	278	—	—	278
Non-cash compensation[5]	892	245	1,524	2,661
Other[6]	802	(802)	3,628	3,628
Earnings from equity method investee[7]	(4,969)	—	—	(4,969)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	6,932	—	—	6,932
Adjusted EBITDA	$78,875	$34,126	$(30,622)	$82,379
Adjusted EBITDA margin	19.5%	11.5%	NM	11.7%

Net sales	$405,414	$296,663	$—	$702,077
Gross profit	89,150	38,882	(413)	127,619

NM	Not meaningful

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

[6]	Inter-segment charges that are eliminated upon consolidation and one-time charges such as executive severance costs.

[7]	Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.

[8]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

EXHIBIT 99.1

Reconciliation of Adjusted EBITDA for trailing 12 months
(in thousands)

	Twelve months ended
	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
Net (loss) income	$(33,534)	$(16,607)	$(7,331)	$3,642	$27,802
Interest expense	97,732	99,064	94,970	91,050	84,969
Depreciation & amortization	100,757	99,007	97,258	95,367	93,385
Income tax (benefit) expense	(6,889)	(3,786)	(3,279)	4,097	10,671
EBITDA[1]	158,066	177,678	181,618	194,156	216,827
(Gain) loss on sale of property, plant & equipment, net	(663)	(268)	2,045	2,134	2,366
Gain on extinguishment of debt	—	(374)	(1,708)	(1,658)	(1,774)
Impairment & exit charges[2]	3,428	1,767	3,520	4,113	4,887
Transaction costs[3]	2,248	2,306	2,963	3,999	6,182
Inventory step-up impacting margin[4]	278	278	278	185	—
Non-cash compensation[5]	5,762	6,485	7,919	9,254	10,729
Other[6]	3,628	3,328	3,328	3,328	(300)
Earnings from equity method investee[7]	(9,611)	(11,376)	(10,466)	(11,697)	(11,422)
Pro-rate share of Adjusted EBITDA from equity method investee[8]	13,707	15,451	14,433	15,668	15,375
Adjusted EBITDA	$176,843	$195,275	$203,930	$219,482	$242,870

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

[6]	Other includes one-time charges such as executive severance costs and gains on insurance proceeds related to the destruction property.

[7]	Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.

[8]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

EXHIBIT 99.1

Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow 1
(in thousands)

	Six months ended
	June 30,
	2020	2019
Net cash provided by (used in) operating activities - GAAP	$40,239	$(27,322)
Add/(Deduct):
Purchase of property, plant and equipment, and intangible assets	(9,054)	(34,051)
Proceeds from sale of fixed assets	10,590	9,509
Free cash flow (usage) - Non-GAAP	$41,775	$(51,864)

[1]
The Company defines free cash flow as net cash flow from operations accounted for under GAAP, less capital expenditures and cash paid for intangible assets, plus proceeds from sale of fixed assets. Free cash flow is not a GAAP measurement and may not be comparable to free cash flow reported by other companies.

Reconciliation of Long-Term Debt to Total Debt and Net Debt
(in thousands)

	June 30,	December 31,	June 30,
	2020	2019	2019
Long-term debt	$1,067,682	$1,085,793	$1,210,546
Current portion of long-term debt	12,500	12,500	12,500
Carrying value of long-term debt	1,080,182	1,098,293	1,223,046
Add: Debt issuance cost and original issuance discount	21,419	25,055	30,646
Gross value of long-term debt	1,101,601	1,123,348	1,253,692
Add: Short-term finance lease liabilities	16,545	16,542	16,648
Long-term finance lease liabilities	138,449	137,365	136,096
Total debt	1,256,595	1,277,255	1,406,436
Less: Cash and cash equivalents	(52,506)	(34,800)	(16,791)
Net debt	$1,204,089	$1,242,455	$1,389,645

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com